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                            EXHIBIT 21



Subsidiaries of the Registrant

The following is a list of the significant subsidiaries of the Registrant as of July 31, 1998, all of which are wholly-owned:

                                           State of
Parent                                     Incorporation

Cracker Barrel Old Country Store, Inc.     Tennessee


Subsidiaries

CBOCS Distribution, Inc.                   Tennessee
CBOCS Limited Partnership                  Michigan
CBOCS Michigan, Inc.                       Michigan
CBOCS West, Inc.                           Nevada
Rocking Chair, Inc.                        Nevada